FIFTH AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


         THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("Amendment") has been executed as of the 31st day of December, 1997 (the "Execution Date") by STARCRAFT CORPORATION, an Indiana corporation formerly named Starcraft Automotive Corporation (the "Parent"), STARCRAFT AUTOMOTIVE GROUP, INC., an Indiana corporation ("Starcraft"), IMPERIAL AUTOMOTIVE GROUP, INC., an Indiana corporation ("Imperial"), and BANK ONE, INDIANA, NATIONAL ASSOCIATION, a national banking association formerly named Bank One, Indianapolis, National Association (the "Bank").

         1. The Parent, Starcraft, Imperial and the Bank are parties to an Amended and Restated Credit Agreement, dated November 30, 1994 with effect as of December 1, 1994, as amended by a First Amendment to Amended and Restated Credit Agreement, dated with an effective date as of March 1, 1995, a Second Amendment to Amended and Restated Credit Agreement, dated with an effective date as of January 31, 1996, a Third Amendment to Amended and Restated Credit Agreement, dated with an effective date as of January 31, 1997, and a Fourth Amendment to Amended and Restated Credit Agreement with an effective date as of June 29, 1997 ( such Amended and Restated Credit Agreement, as so amended to date, being referred to in this Amendment as the "Existing Agreement").

         2. The Companies have requested the Bank to amend the Existing Agreement, effective as of the Execution Date, as herein provided. The Bank has agreed to amend the Existing Agreement as set forth in this Amendment and subject to the terms and conditions of this Amendment.

                                    Agreement

         NOW, THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties to this Amendment, it is agreed as follows:

         1. Definitions. Terms which are defined in the Existing Agreement shall have the same meanings in this Amendment as are ascribed to them in the Existing Agreement, as amended hereby, excepting only those terms which are expressly defined in this Amendment, which shall have the meanings ascribed to them in this Amendment.

         2. Amendments to Existing Credit Agreement.

         (a) Amendments to Definitions. Each of the following definitions which are set forth in Section I of the Existing Agreement are amended and restated in their respective entireties as of the Execution Date to read as follows:




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         Applicable Spread.  "Applicable  Spread" means the percentage per annum to be taken into account in determining any Prime-based Rate at which interest will accrue on the Revolving Loan as provided in this Agreement, which percentage per annum shall be 1.00%.

         Bank. "Bank" means Bank One, Indiana, National Association, a national banking association formerly named Bank One, Indianapolis, National Association.

         (b) New Definitions. Section I of the Existing Agreement is amended as of the Execution Date by adding thereto the following new definitions:

         Borrowing Base. "Borrowing Base" means, at any date a determination thereof is to be made, an amount equal to the sum of: (a) the Equipment Collateral Value; (b) the Inventory Collateral Value; (c) Eighty Percent of the value of the Eligible Accounts; (d) the Real Estate Collateral Value; and (e) solely for the period from the Fifth Amendment Execution Date to February 10, 1998, the sum of $800,000.

         Borrowing Base Certificate. "Borrowing Base Certificate" means a certificate signed by the President or Senior Vice President-Finance of the Parent certifying the amount of the Borrowing Base and the Maximum Loan Availability as of a stated date and in such form and showing such detail as the Bank reasonably may require from time to time.

         Consolidated Tangible Net Worth. "Consolidated Tangible Net Worth" means the shareholders' equity of the Parent and its Subsidiaries, determined on a consolidated basis, less any allowance for goodwill, patents, trademarks, trade secrets and any other assets which would be classified as intangible assets under generally accepted accounting principles.

         Eligible Accounts. "Eligible Accounts" means all accounts receivable of the Parent and its Subsidiaries on a consolidated basis for which the Parent or one of the Subsidiaries shall have furnished to the Bank information adequate for purposes of identification at times and in form and substance as may be reasonably requested by the Bank; provided, however, an that account receivable shall not constitute an Eligible Account if it: (a) by its terms is not payable within thirty (30) days after the date of the applicable invoice or it remains unpaid ninety (90) days after the original date of the applicable invoice; (b) is an account receivable with respect to which the account receivable debtor is the subject of a bankruptcy or similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee, except and to the extent the Bank otherwise agrees in writing; (c) is an account receivable which is not invoiced (and dated as of the date of such invoice) and sent to the account receivable debtor within the ordinary course of the business of the Parent or its Subsidiary, as applicable, and in accordance with customary billing practices after delivery of the underlying goods to or performance of the underlying services for the accounts receivable debtor; (d) is an account receivable arising with respect to goods which have not been shipped or arising with respect to services which have not been fully performed; (e) is an account receivable with respect to which the account receivable debtor's obligation to pay the account receivable is conditional upon the account receivable debtor's approval or is otherwise subject to any




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repurchase  obligation or return right,  as with sales made on a  bill-and-hold, guaranteed sale, sale- and-return, sale on approval or consignment basis; (f) is an account receivable in which the Bank does not have a first priority, perfected security interest; (g) is an account receivable due from any of the Companies or any Subsidiary or Affiliate thereof or which is due solely from an accounts receivable debtor which is a United States federal governmental entity or agency, except and to the extent the Bank otherwise agrees in writing; or (h) is an account receivable evidenced by an instrument (as defined in Article 9 of the Indiana Uniform Commercial Code) not in the possession of the Bank. At any time more than ten percent (10%) of the aggregate amount of accounts receivable due from an accounts receivable debtor remain unpaid more than ninety (90) days
after  the  date(s)  of  the  original   invoice(s)   evidencing  such  accounts
receivable, no accounts receivable due the Parent and its Subsidiaries on a consolidated basis from that accounts receivable debtor shall constitute an Eligible Account unless the Bank, shall otherwise agree by written notice that such accounts receivable constitute Eligible Accounts.

         Equipment.  "Equipment" shall have the meaning ascribed to such term in
Article 9 of the Indiana Uniform Commercial Code, but shall exclude fixtures and shall exclude any property with respect to which the Parent or any of its Subsidiaries is a lessee, whether under a true lease or a capital lease.

         Equipment Collateral Value. "Equipment Collateral Value" means, at any date a determination thereof is to be made, an amount equal to Fifty Percent (50%) of the book value, net of depreciation, all as determined in accordance with generally accepted accounting principles, of the Equipment owned at such date by the Parent or any of its Subsidiaries and in which the Bank has a first-priority, perfected security interest (collectively, the "Eligible Equipment"); provided, however, that from and after the date on which the Bank receives a orderly liquidation value appraisal of the Eligible Equipment obtained pursuant to Section 2.a(v)(3) (the "Equipment Appraisal"), it shall be an amount equal to Eighty Percent (80%) of the orderly liquidation value of the Eligible Equipment owned on such date, as established by the Equipment
Appraisal, less the total amount of depreciation on such Eligible Equipment which in accordance with generally accepted accounting principles has been expensed by the Parent and its Subsidiaries, on a consolidated basis, since the date of such liquidation value appraisal.

         Fifth Amendment. "Fifth Amendment" means the Fifth Amendment to Amended and Restated Credit Agreement, dated as of the Fifth Amendment Execution Date, executed by the Bank, Parent, Starcraft and Imperial.

         Fifth Amendment Execution Date. "Fifth Amendment Execution Date" shall mean as of December 31, 1997.

         FIRREA Appraisals. "FIRREA Appraisals" means appraisals of the fair market value of the Real Estate by a qualified, independent appraiser selected and engaged by the Bank and which fully conforms to the requirements of 12 U.S.C. ss. 3338 and implementing regulations applicable to national banks.




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         Intercompany  Debt.  "Intercompany  Debt"  shall mean all  indebtedness owing to the Parent by each Subsidiary of the Parent, including loans or other advances of credit, which would be eliminated as an asset of the Parent or a liability of the obligor-Subsidiary on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with generally accepted accounting principles.

         Inventory Collateral Value. "Inventory Collateral Value" means, at any date a determination thereof is to be made, an amount equal to the sum of: (a) twenty five percent (25%) of the book value of the raw materials inventory (all as determined and classified in accordance with generally accepted accounting principles) owned by the Parent or one of its Subsidiaries at such date and in which the Bank has a first-priority, perfected security interest; and (b) seventy-five percent (75%) of the book value of finished goods inventory (all as determined and classified in accordance with generally accepted accounting principles) owned by the Parent or one of its Subsidiaries at such date and in which the Bank has a first-priority, perfected security interest. (Work in process inventories, as determined in accordance with generally accepted accounting principles, are not included in the calculation of the Inventory Collateral Value).

         Maximum Loan Availability. "Maximum Loan Availability" means, at any date a determination thereof is to be made, the lesser of: (a) the Maximum Revolver Commitment at that date; and (b) the amount of the Borrowing Base at that date.

         Maximum Revolver Commitment. "Maximum Revolver Commitment" means, at any date a determination thereof is to be made, $15,000,000, less (a) from and after March 31, 1998, $3,000,000; and less (b) from and after February 10, 1998 and so long as the Bank has not canceled its New Facility Commitment, an additional $5,500,000; and less (c) from and after June 30, 1998, an additional $2,000,000; and less (e) such reduction as may be required by Section 3 of the Fifth Amendment.

         Mortgages. "Mortgages" shall mean the real estate mortgages executed and delivered to the Bank by Starcraft in accordance with the requirements of the Fifth Amendment, as each of such real estate mortgages may be amended, modified, supplemented and/or restated from time to time and at any time.

         National. "National" means National Mobility Corporation, an Indiana corporation and a wholly-owned Subsidiary of the Parent.

         New Facility Commitment. "New Facility Commitment" means that commitment, dated as of the Execution Date, issued by the Bank to the Parent and Starcraft to amend, effective as of February 10, 1998, this Agreement to include a separate revolving loan and standby letter of credit facility extended by the Bank to Starcraft in the maximum principal amount of $5,500,000 (the "Starcraft Revolver") with the maximum aggregate principal amount which may be outstanding at anytime on the Revolving Loan and the Starcraft Revolver to be the




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lesser of the Maximum Loan  Availability plus $5,500,000 and the Borrowing Base, and with its scheduled maturity date being the Revolving Loan Maturity Date.

         Parent Pledge Agreement. "Parent Pledge Agreement" means the Pledge Agreement executed and delivered to the Bank by the Parent in accordance with the requirements of the Fifth Amendment, as such Pledge Agreement may be amended, modified, supplemented and/or restated from time to time and at any time.

         Real Estate. "Real Estate" shall mean the real estate, improvements and other property identified as the "Mortgaged Property" in the Mortgages.

         Real Estate Collateral Value. "Real Estate Collateral Value" means, at any date a determination thereof is to be made: (a) prior to receipt by the Bank of the FIRREA Appraisals, an amount equal to seventy percent (70%) of the book value of the Real Estate which at such date is covered by and subject to a mortgage lien granted under one of the Mortgages (the "Eligible Real Estate"), net of depreciation, all as determined in accordance with the generally accepted accounting principles; and (b) at any time subsequent to receipt by the Bank the FIRREA Appraisals, an amount equal to Eighty percent (80%) of the amount equal to the fair market value of the Eligible Real Estate, net of (i) the outstanding amount of any indebtedness secured by a lien against the Eligible Real Estate or any part thereof in favor of any person other than the Bank, whether or not prior to the lien of any of the Mortgages; and (ii) any delinquent real estate taxes, and all interest and penalties payable by reason of such delinquency, which are a lien on any of the Eligible Real Estate.

         Subsidiary Liens. "Subsidiary Liens" shall have the meaning ascribed to such term in Section 4.k.

         Title Policies, "Title Policies" shall have the meaning ascribed to such term in Section 3B.

         (c)  Amendment to Section  2.a.  Effective  as of the  Execution  Date,
Section 2.a of the Existing Agreement is amended and restated in its entirety to read as follows:

         "(a) The Revolving Loan. Subject to all of the terms and conditions of this Agreement, the Bank will make the Revolving Loan described in this Section 2.a to the Parent on the following terms and subject to the following conditions:

                  (i) The Commitment--Use of Proceeds. From the Fifth Amendment Execution Date and until the Revolving Loan Maturity Date, the Bank agrees to make Advances
                           (collectively, the "Revolving Loan") under a revolving line of credit from time to time to the Parent of principal amounts not exceeding in the aggregate at any time outstanding the Maximum Loan Availability, provided that all




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                           of the  conditions of lending  stated in Section 6 of
                           this Agreement as being applicable to the Revolving Loan have been fulfilled at the time of each Advance. Proceeds of the Revolving Loan may be used by the Parent only to fund working capital requirements of the Parent and its Subsidiaries. The Revolving Loan
                           under  this  Agreement  is  a  continuation   of  the
                           Revolving Loan (as such term is defined in this Agreement immediately prior to the Fifth Amendment) and the Parent affirms, acknowledges and agrees that the unpaid principal balance of the Revolving Loan as of the Execution Date (not including the face amount of the outstanding $3,000,000 Standby Letter of Credit in the face amount of $3,000,000 issued to
                           GMODC-Letter    of   Credit   No.   STI   07408)   is
                           $9,900,000.

                  (ii) Method of Borrowing. The obligation of the Parent to pay the Revolving Loan shall be evidenced by a promissory note executed by the Parent to the Bank in the form attached as Exhibit A to the Third Amendment (as the same may be amended, modified, extended, renewed and/or restated or replaced from time to time and at any time, being referred to in this Agreement as the "Revolving Note"). So long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing and until the Revolving Loan Maturity Date, the Parent may borrow, pay and reborrow under the Revolving Note on any Banking Day, provided that no borrowing may cause the principal balance of the Revolving Loan to exceed the Maximum Loan Availability or may result in an Event of Default or an Unmatured Event of Default. Each Advance under the Revolving Loan shall be conditioned upon receipt by the Bank from the Parent of an Application for Revolving Loan Advance, a Borrowing Base Certificate and an Officer's Certificate, provided that the Bank may, at its discretion, make a disbursement upon the oral request of the Parent made by an Authorized Officer, or upon a request transmitted to the Bank by telephone facsimile ("fax") machine, or by any other form of written electronic communication (all such requests for Advances being hereafter referred to as "informal requests"). In so doing, the Bank may rely on any informal request which shall have been received by it in good faith from an individual reasonably believed to be an Authorized Officer. Each informal request shall be promptly confirmed by a duly executed Application for Revolving Loan Advance, Borrowing Base Certificate (if the Borrowing Base Certificate most recently submitted reports a Borrowing Base which is greater than would be reported on the date of the Application) and Officer's Certificate if the Bank so requires and




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                           shall in and of itself constitute the  representation
                           of the Parent that no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the making of the requested Advance and that the making of the requested Advance shall not cause the principal balance of the Revolving Loan to exceed the Maximum Loan Availability at the date such Advance is made. All borrowings and reborrowings and all payments shall be in amounts of not less than
                           Fifty   Thousand   Dollars   ($50,000),   except  for
                           repayment of the entire principal balance of the Revolving Loan. Upon receipt of an Application for Revolving Loan Advance, or at the Bank's discretion upon receipt of an informal request for an Advance and upon compliance with any other conditions of
                           lending   stated  in  Section  6  of  this  Agreement
                           applicable to the Revolving Loan, the Bank shall disburse the amount of the requested Advance to the Parent. All Advances by the Bank and payments by the Parent with respect to the Revolving Loan shall be recorded by the Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of the Bank. The Bank's books and records shall be presumed prima facie to be correct as to such matters.

                  (iii) Interest on the Revolving Loan. The principal amount of the Revolving Loan outstanding from time to time shall bear interest until maturity of the Revolving Note (whether by acceleration or passage of time) at a rate per annum equal to the Prime Rate plus the Applicable Spread. After maturity, whether on the
                           Revolving Loan Maturity Date or on account of acceleration upon the occurrence of an Event of Default, and until paid in full, the unpaid principal balance of the Revolving Loan shall bear interest at a per annum rate equal to the Prime Rate plus the Applicable Spread plus three percent (3%) per annum. Accrued interest on the Revolving Loan shall be due and payable monthly on the first Banking Day of each month prior to maturity. After maturity, interest on the Revolving Loan shall be due and payable as accrued and without demand.

                  (iv) Extensions of Revolving Loan Maturity Date. The Bank may, upon the request of the Parent, but at the Bank's sole discretion, extend the Revolving Loan Maturity Date from time to time to such date or dates as the Bank may elect by notice in writing to the Parent, and upon any such extension and upon execution and delivery by the Parent of a Revolving Note reflecting the extended Revolving Loan Maturity Date, the date to which the Commitment




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                           is then  extended  will  become the  "Revolving  Loan
                           Maturity Date" for purposes of this Agreement.

                  (v) Mandatory Repayments of Principal. At any time the principal balance of the Revolving Loan exceeds the Maximum Loan Availability, as determined on the basis of the most recent Borrowing Base Certificate furnished by the Parent or as determined by the Bank upon an inspection of the financial reports or books and records of the Parent and its Subsidiaries, and as reduced pursuant to the terms of Section 2.1(vi) below, the Parent shall immediately repay such excess principal amount. Such repayment shall be due and payable without demand. If an Event of Default or an Unmatured Event of Default has occurred and is continuing and the Bank shall have notified the Parent of its election to terminate the Commitment, then the Commitment shall automatically reduce to $0 without any further action on the part of or the giving of further notice to the Parent.

                  (vi) Standby Letters of Credit. At any time prior to February 10, 1998, that the Parent is entitled to an Advance under the Revolving Loan, the Bank shall, upon the application of the Parent, issue for the account of the Parent, a standby letter of credit (each a "Standby Letter of Credit") in an amount not in excess of the maximum Advance that the Parent would then be entitled to obtain under the Revolving Loan, provided that (A) the total amount of Standby Letters of Credit which are outstanding at any time shall not exceed $3,000,000, (B) the issuance of any Standby Letter of Credit with a maturity date beyond the Revolving Loan Maturity Date shall be entirely at the discretion of the Bank, (C) the form of the requested Standby Letter of Credit shall be satisfactory to the Bank in the reasonable exercise of the Bank's discretion, and (D) the Parent shall have executed an application and reimbursement agreement for the Standby Letter of Credit (a "Reimbursement Agreement") in the Bank's standard form. Any standby letters of credit which have been issued by the Bank for the account of the Parent under the Prior Agreement shall automatically be deemed to be Standby Letters of Credit for all purposes of this Agreement. Provided that the Parent is the account party and executes the Reimbursement Agreement in favor of the Bank, Standby Letters of Credit may be issued at the request of the Parent on behalf of the Parent or any of its Subsidiaries. While any Standby Letter of Credit is outstanding, the Maximum Loan Availability shall be reduced by the maximum amount available to be drawn under such Standby Letter of Credit. The Parent shall pay the Bank a




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                           commission  for each Standby  Letter of Credit issued
                           calculated at the rate of one percent (1%) per annum of the maximum amount available to be drawn under the Standby Letter of Credit. Such commissions shall be calculated on the basis of a 360 day year and the actual number of days in the period during which the Standby Letter of Credit will be outstanding. The Parent shall pay the Bank's standard transaction fees with respect to any transactions occurring on account of any Standby Letter of Credit. Commissions shall be payable when the related Standby Letters of Credit are issued and transaction fees shall be payable upon completion of the transaction as to which they are charged. All such commissions and fees may be debited by the Bank to any deposit account of the Parent carried with the Bank without further authority, and in any event, shall be paid by the Parent within ten
                           (10) days following billing."

         (d) Deletion of Certain Definitions. Effective as of the Execution Date, the definitions in Section 1 of the Existing Agreement of each of the following terms are deleted in their entirety: "LIBOR-based Rate and London Interbank Offered Rate"; "Optional Rate"; "Reinvestment Rate"; and "EBITDA".

         (e) Deletion of Section 2.b(i) and Amendment of Section 3.l. (1) Effective as of the Execution Date, Section 2.b(i) of the Existing Agreement is deleted and the following is inserted in its place: "(i) This subsection intentionally omitted." (2) Effective as of the Effective Date, Section 3.l of the Existing Agreement is amended and restated in its entirety to read as follows: "l. Subsidiaries. The Parent has no Subsidiaries, other than Imperial, Starcraft, Starcraft Southwest and National."

         (f)  Amendment  to Section  3B.  Effective  as of the  Execution  Date,
Section 3B of the Existing Agreement is amended by adding to the end thereof the following additional text:

         "In addition, the obligations of Starcraft under its Guaranty Agreement shall be secured by mortgage liens in favor of the Bank on the Real Estate, which mortgage liens shall be granted and created by the Mortgages and which mortgage liens shall be first and prior liens on the Real Estate subject only to the prior lien of real estate taxes which are not yet due and payable and subject only to any mortgage granted to the Bank by Starcraft to secure the Starcraft Revolver and any letter of credit obligations for letters of credit issued by the Bank for Starcraft, as account party. At the Parent's expense the Bank shall be provided , within 60 days after the Fifth Amendment Execution Date, with a standard ALTA Loan Policy of Title Insurance (1992
         Revision) issued in favor of the Bank by a national title insurance company acceptable to the Bank which insures the Mortgages as first and prior mortgage liens, with coverages for each of the

         Mortgages in amounts acceptable to the Bank and with no standard or special exceptions other than for Permitted Liens (as such term is defined in the Mortgages) and with each of the following endorsements:
         Access Endorsement, Usury Endorsement, a Form 8.1 Environmental Endorsement, an ALTA form of Comprehensive Endorsement, a Future Advances Endorsement, and a Form 3.0 Zoning Endorsement, all of which endorsements shall be in form and substance as may be required by the Bank (the "Title Policies"). In addition, the Parent shall further secure payment of the Parent's Obligations by pledging to the Bank and granting to the Bank a security interest in all of the issued and outstanding capital stock of the Subsidiaries of the Parent, which pledge and security interest shall be granted pursuant to the Parent Pledge Agreement. To further perfect the security interest of the Bank therein, the Parent shall assign of record to the Bank all financing statements filed by it to perfect the Subsidiary Liens.

         (g)  Amendment of Section  4.g.  Effective  as of the  Execution  Date,
Section 4.g of the Existing Agreement is amended and restated to read in its entirety as follows:

                  "(g) Consolidated Tangible Net Worth. The Parent and its Subsidiaries shall maintain a Consolidated Tangible Net Worth in an amount which is not less than the amounts shown in the following table as at and during each of the dates and periods indicated:

                                                         Minimum Consolidated
                  Period                                  Tangible Net Worth

         At December 31, 1997                                 $6,700,000

         From January 1, 1998 to
         June 27, 1998                                        $6,100,000

         From June 28, 1998 to
         September 27, 1998                                   $7,250,000

         From September 28, 1998 to
         December 30, 1998  and
         thereafter                                           $7,600,000

         (h)  Amendment of Section  4.b.  Effective  as of the  Execution  Date,
Section 4.b of the Existing Agreement is amended by adding thereto at the close of such Section new subsections (viii) and (ix) which read as follows:

         "(viii) Monthly Collateral Reports/Misc. As soon as available and in any event within 30 days after the end of each month : (1) detailed consolidating reports of the accounts receivable, accounts payable and inventory of each of the Parent, Starcraft, Imperial and National, with agings for the accounts receivable and accounts payable and in such detail as the Bank may reasonably request from time to time.; and (2) a detailed line by line report which shows variations in performance and results with respect to both the consolidated and consolidating financial statements for that month from the pro forma performance and balance sheet projections for that month and year to date provided to the Bank."

                  (ix) Borrowing Base Certificate. Within ten (10) calendar days after the close of each calendar month, a Borrowing Base Certificate as at such close."

                  (i) New  Section  4.k.  Effective  as of the  Execution  Date,
         Section 4 of the Existing Agreement is amended by adding at the end thereof a new subsection k which reads as follows:

         "k. Security for Intercompany Debt. On or before February 10, 1998, the Parent shall obtain from each of its Subsidiaries as security for payment of all Intercompany Debt of each such Subsidiary which is from time to time owed to the Parent a perfected security interest (which shall be expressly junior and subordinate to all liens and security interests now of hereafter held by the Bank in or with respect to any of the assets of any of the Subsidiaries) in all accounts receivable, inventory, equipment and general intangibles, now existing or hereafter arising, and all proceeds thereof, of each such
                  Subsidiary, which security interests shall be obtained pursuant to security agreements executed by each Subsidiary in form and substance reasonably satisfactory to the Bank "

                  (j) Amendment of Section 11. Effective as of the Execution Date, Section 11 of the Existing Agreement is amended and restated in its entirety to read as follows:

                           "Section 11. Costs, Expenses and Taxes. The Companies
                  jointly and severally agree to pay (without duplication), all of the following fees, costs and expenses incurred by the
                  Bank: (i) all reasonable costs and expenses incurred in connection with the negotiation, preparation, execution, closing and delivery of the Fifth Amendment and any and all other documents furnished pursuant thereto or in connection therewith, including the New Facility Commitment, and in the perfection of liens or security interests which may be granted under the Credit Documents, including without limitation the reasonable fees and out-of-pocket expenses of Baker & Daniels, special counsel to the Bank; (ii) all reasonable costs and expenses in connection with the negotiation, preparation, execution and delivery of any amendments or modifications of (or supplements to) any of the Credit Documents and any and all other documents furnished pursuant thereto or in connection therewith, and all investigation of and due diligence regarding the Companies, including without limitation the reasonable fees and out-of-pocket expenses of counsel retained by the Bank relative thereto, as well as the reasonable fees and out-of-pocket expenses of other outside experts reasonably retained by the Bank in connection with the foregoing; (iii) all search fees, appraisal fees and expenses, title insurance policy fees, survey costs, filing service fees, costs and expenses and filing and recording fees and taxes (including UCC, tax and judgment lien searches to be obtained by the Bank) which may be incurred from time to time by the Bank; and (iv) all costs and expenses (including, without limitation, all reasonable attorneys' fees and expenses incurred by the Bank) incurred at any time an Unmatured Event of Default or Event of Default has occurred and remains unremedied or incurred in connection with the enforcement of this Agreement, or all or any of the other Credit Documents or any other agreement furnished pursuant hereto or thereto or in connection herewith or therewith. In addition, the Companies agree jointly and severally to pay any and all stamp, transfer, excise and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Credit Documents or the issuance of the Revolving Note or the making of the Revolving Loan, and agree to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid following the Bank's statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at a per annum rate equal to the Prime Rate plus the Applicable Spread."

                  (k) Amendment of Section 2.b(iii). Effective as of the Execution Date, Section 2.b of the Existing Agreement is amended and restated in its entirety to read as follows:

                  "(iii). Manner of Payment-Application. All payments of principal and interest on the Loan shall be payable at the principal office of the Bank in Indianapolis, Indiana, in funds available for the Bank's immediate use in that city and no payment will be considered to have been made until received in such funds. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges, provided, however, upon delinquency or other default, the Bank reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at its discretion. All prepayments shall be applied to the Obligations in such order and manner as the Bank may from time to time determine in its sole discretion."

                  (l) Amendment of Section 6. Effective as of the Execution Date, Section 6 of the Existing Agreement is amended by adding to the close thereof the following subsection d:

                  "d. Appraisals. The Parent and Starcraft at the Parent's expense shall cause to be prepared delivered to the Bank within seventy-five (75) days after the Fifth Amendment Execution Date: (a) FIRREA Appraisals of
                           the Real Estate, which appraisals shall be by qualified appraisers satisfactory to and engaged the Bank and addressed to the Bank as the recipient
                           thereof;   and  (b)   unless   Parent  by  a  writing
                           acceptable to the Bank elects to eliminate the Equipment Collateral Value from the Borrowing Base, an appraisal of the orderly liquidation value of the Eligible Equipment, which appraisal shall be by a qualified appraiser satisfactory to the Bank and addressed to the Bank as the recipient thereof."

Further, effective as of the Execution Date, Section 6.c(ii) of the Existing Agreement is amended and restated in its entirety to read as follows: "(ii) An Officer's Certificate and a Borrowing Base Certificate."

                  (m) Addition of New Sections 17 and 18. Effective as of the Execution Date the Existing Agreement is amended by adding thereto new Sections 17 and 18, reading as follows:

                  "Section 17. Waiver of Jury Trial. THE BANK AND THE COMPANIES EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OR CLAIM, WHETHER BASED UPON CONTRACT OR ALLEGED WRONGFUL ACT OR OMISSION, WHICH DISPUTE OR CLAIM ARISES OUT OF, OR IS INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE COMPANIES AND THE BANK BY THIS OR ANY OTHER CREDIT DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO ENTER INTO THIS AGREEMENT.

                  Section 18. Arbitration. The Bank and each of the Companies agree that upon the written demand of any party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Commercial Rules of the American Arbitration Association, upon request of either party. No act to take or dispose of any collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of any party during any dispute to seek, use, and employ ancillary or preliminary remedies, judicial or otherwise , for the purposes of realizing upon, preserving, protecting, foreclosing or proceeding under forcible entry and detainer for possession of any real or personal property, and any such action shall not be deemed an election of remedies. This includes, without limitation; obtaining injunctive relief or a temporary restraining order;

                  invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any collateral, including any claim to rescind, reform, or otherwise modify any agreement relating the collateral, shall also be arbitrated, provided, however, that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision."

                  (n) Amendment of Section 7. Effective as of the Execution Date, Section 7 of the Existing Agreement is amended by adding to the end thereof a new subsection h reading as follows:

         "h. Noncompliance with Covenants in Fifth Amendment. Failure by the Parent to comply with or perform any covenant stated in
                  Section 3 of the Fifth Amendment or any warranty or representation made by any of the Companies in the Fifth Amendment proving to have been false or misleading in any material respect when made."

         3. Special Covenant Regarding National. In order to obtain access to financing and working capital required to support projected, substantial growth in National's business and working capital requirements and to qualify the assets associated with that business for inclusion in the Borrowing Base, the Parent has confirmed and acknowledged to the Bank that it intends to merge National and Starcraft, with Starcraft being the surviving corporation, by an Agreement and Plan of Merger which will be closed and consummated by not later than February 10, 1998. In the event for any reason this merger is not completed by that date, then the Maximum Revolver Commitment (as it otherwise exists and is calculated from time to time under the Agreement) automatically shall be reduced on that date, and continue to be reduced thereafter until such merger may be completed, by $750,000.

         4. Amendments to Other Credit Documents. Effective as of the Execution Date, each of the Parent Credit Documents is amended as follows: Each reference in any of such Credit Documents to the term "Credit Agreement" shall be to the Existing Agreement, as amended by this Amendment, and as the same may have been or hereafter may be amended, modified, supplemented and/or restated from time to time and at any time.

         5. Representations and Warranties. The Companies each represent and warrant to the Bank that:

         (a)(i) The execution, delivery and performance of this Amendment and all agreements and documents delivered pursuant hereto by it has been duly authorized by all necessary action (whether corporate, partnership or otherwise) and does not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or aware presently in effect applying to it, or of its articles of incorporation, by-laws, articles of organization or operating agreement (as applicable) or result in a breach of or constitute a default under any material agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by it of this Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Amendment and all agreements and documents delivered pursuant hereto by it are its legal, valid and binding obligations and enforceable against it in accordance with the terms thereof.

         (b) After giving effect to the amendments contained in this Amendment, the representations and warranties of it contained in Section 3 of the Existing Agreement are true and correct on and as of the Execution Date with the same force and effect as if made on and as of the Execution Date, except that the representation in Section 3.d of the Existing Agreement shall be deemed to refer to the financial statements of the Parent and its Subsidiaries most recently delivered to the Bank prior to the Execution Date.

         (c) No Event of Default or Unmatured Event of Default has occurred and is continuing or will exist under the Agreement as of the Execution Date.

         6. Conditions. The obligation of the Bank to execute and to perform this Amendment shall be subject to full satisfaction of the following conditions precedent:

         (a) Copies, certified as of the Execution Date, of such corporate documents of the Parent and its Subsidiaries as the Bank may request, including articles of incorporation, by-laws, articles of organization, operating agreement (or certifying as to the continued accuracy of the articles of incorporation and by-laws previously delivered to the Bank), and incumbency certificates, and such documents evidencing necessary corporate and partnership action by the Companies with respect to this Amendment and all other agreements or documents delivered pursuant hereto as the Bank may request.

         (b) This Amendment shall have been duly executed by each of the Companies.

         (c) The Bank shall have received the following instruments and documents, duly executed and delivered to the Bank:

                  (i) a Pledge Agreement, in form and substance the same as attached hereto as Exhibit A, and all documents required thereby, all duly executed by the Parent;

                  (ii) Real estate mortgages, duly executed and acknowledged by Starcraft, in form and substance the same as attached to this Amendment as Exhibit " B-1" and "B-2" (the "Mortgages").

                  (iii) such UCC-1 financing statements and other documents as the Bank may reasonably request to fully perfect the security interests granted under the Security Agreements.

         (d) The Company shall have paid all costs and expenses incurred by the Bank in connection with the negotiation, preparation and closing of this Amendment and the other documents and agreements delivered pursuant hereto or in connection herewith, including the reasonable fees and out-of-pocket expenses of Messrs. Baker & Daniels, special counsel to the Bank, which shall not exceed $7,000.00.

         (e) The Bank shall have received such additional agreements, documents and certifications, fully executed by the Company as may be reasonably requested by the Bank, including amendments to collateral documents.

         7. Guarantor Consent and Affirmation. Each of the Companies in their respective capacities as guarantors under the Guaranty Agreements, by their execution of this Amendment, expressly consent to the execution, delivery and performance by the other Companies and the Bank of this Amendment and each of the other documents, instruments and agreements to be executed pursuant hereto, and agrees that neither the provisions of this Amendment nor any action taken or not taken in accordance with the terms of this Amendment shall constitute a termination, extinguishment, release or discharge of any of their respective guaranty obligations or provide a defense, set off, or counter claim to any of them with respect to any of their respective obligations under any of the Guaranty Agreements or other Credit Documents. Each of the Companies affirms to the Bank that its Guaranty Agreements remain in full force and effect, are valid and binding obligations of it, and continue to secure the Obligations the payment of which is guaranteed by it thereunder.

         8. Binding on Successors And Assigns. All of the terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

         9. Governing Law/Entire Agreement/Survival. This Amendment is a contract made under, and shall be governed by an construed in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely with such state and without giving effect to the choice of law principals of such state. This Amendment constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether expressed or implied, oral or written. All covenants, agreements, undertakings, representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and shall not be affected by any investigation made by any party.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the Execution Date.

                                     BANK ONE, INDIANA,
                                     NATIONAL ASSOCIATION


                                     By: /s/ Michael E. Lewis
                                         ---------------------------------------
                                           Michael E. Lewis,
                                           Senior Vice President

                                                                    (the "Bank")

                                     STARCRAFT CORPORATION


                                     By: /s/ Michael H. Schoeffler
                                         ---------------------------------------
                                         Michael H. Schoeffler, President


---------------------------------------

                                                                  (the "Parent")


                                     STARCRAFT AUTOMOTIVE GROUP, INC.


                                     By: /s/ Michael H. Schoeffler
                                         ---------------------------------------
                                         Michael H. Schoeffler, President


---------------------------------------
                                                                   ("Starcraft")


                                     IMPERIAL AUTOMOTIVE GROUP, INC.


                                     By: /s/ Michael H. Schoeffler
                                         ---------------------------------------
                                         Michael H. Schoeffler, President


---------------------------------------

                                                                    ("Imperial")